                                                                       EXHIBIT 2

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by management and approved by Cinram's Board of Directors. Management is responsible for the information and representations contained in these financial statements and in other sections of this annual report.

The Company maintains appropriate processes to ensure that it produces relevant and reliable financial information. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The significant accounting policies, which management believes are appropriate for the Company, are described in NOTE 1 to the consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements and overseeing management's performance of its financial reporting responsibilities. The Board appoints an audit committee of three non-management Directors to review the consolidated financial statements, as well as the adequacy of its internal controls, audit process and financial reporting with management and with the external auditors. The audit committee reports to the Directors prior to the approval of the audited consolidated financial statements for publication.

KPMG LLP, our independent auditors appointed by shareholders at the last annual meeting, have audited the consolidated financial statements. Their report is presented below.

/s/ Isidore Philosophe                /s/ Lewis Ritchie
ISIDORE PHILOSOPHE                    LEWIS RITCHIE
Chief Executive Officer               Chief Financial Officer

March 1, 2005



AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Cinram International Inc. as at December 31, 2004 and 2003 and the consolidated statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants
Toronto, Canada
March 1, 2005


COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's consolidated financial statements, such as the change in accounting policy related to stock-based compensation (note 1(k)). Our report to the shareholders of Cinram International Inc., dated March 1, 2005 is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada
March 1, 2005

CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

                       As at December 31                              2004          2003
--------------------------------------------------------------    -----------    -----------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                      $    41,789    $   253,823
   Accounts receivable, net of an allowance for doubtful
    accounts of $12,511 (2003 - $13,569)                              518,216        369,901
   Income taxes recoverable                                             8,356              -
   Inventories (NOTE 3)                                                56,861         44,606
   Prepaid expenses                                                    26,573         11,341
   Future income taxes (NOTE 12)                                       22,872         21,933
                                                                  -----------    -----------
                                                                      674,667        701,604
Capital assets (NOTE 4)                                               706,360        646,563
Goodwill (NOTE 5)                                                     328,393        279,426
Intangible assets (NOTE 5)                                            315,247        376,393
Deferred financing fees (NOTE 6)                                       24,344         28,083
Other assets                                                           36,218         22,488
Future income taxes (NOTE 12)                                          11,804          4,657
                                                                  -----------    -----------
                                                                  $ 2,097,033    $ 2,059,214
                                                                  ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

   Accounts payable                                               $   213,876    $   192,789
   Accrued liabilities                                                377,323        375,293
   Income taxes payable                                                     -          2,131
   Current portion of long-term debt (NOTE 7)                          71,509         95,417
   Current portion of obligations under capital leases(NOTE 8)            850          1,058
                                                                  -----------    -----------
                                                                      663,558        666,688
Long-term debt (NOTE 7)                                               786,834        954,456
Obligations under capital leases (NOTE 8)                               4,603          5,911
Other long-term liabilities                                            62,778         17,227
Future income taxes (NOTE 12)                                          93,069         29,649

SHAREHOLDERS' EQUITY
   Capital stock (NOTE 9)                                             170,145        163,174
   Contributed surplus                                                  4,145            117
   Retained earnings                                                  240,367        172,564
   Foreign currency translation adjustment                             71,534         49,428
                                                                  -----------    -----------
                                                                      486,191        385,283
Lease commitments (NOTE 8)
                                                                  -----------    -----------
                                                                  $ 2,097,033    $ 2,059,214
                                                                  ===========    ===========

See accompanying notes to consolidated financial statements.

On behalf of the Board

/s/ Isidore Philosophe                      /s/ Lewis Ritchie
ISIDORE PHILOSOPHE                          LEWIS RITCHIE
Director                                    Director

32 CINRAM ANNUAL REPORT 2004

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
(In thousands of U.S. dollars, except per share amounts)

                        Years ended December 31                                2004          2003
-----------------------------------------------------------------------    -----------    ---------
Revenue                                                                    $ 2,026,638    $ 826,893
Cost of goods sold                                                           1,615,542      655,374
                                                                           -----------    ---------
Gross profit                                                                   411,096      171,519
Selling, general and administrative expenses                                   177,372       68,883
Amortization of intangible assets and deferred financing fees
 (NOTES 5 and 6)                                                                73,038       11,449
Unusual items (NOTE 11)                                                         (1,713)       2,726
                                                                           -----------    ---------
Earnings before the undernoted                                                 162,399       88,461
Interest on long-term debt                                                      51,642       13,264
Other interest                                                                   1,460          479
Investment income                                                               (2,436)      (3,583)
                                                                           -----------    ---------
Earnings before income taxes                                                   111,733       78,301
Income taxes (NOTE 12):
   Current                                                                      24,555       10,107
   Future                                                                       11,354       15,174
                                                                           -----------    ---------
                                                                                35,909       25,281
                                                                           -----------    ---------
Net earnings                                                                    75,824       53,020
Retained earnings, beginning of year                                           172,564      124,340
Effect of a change in accounting policy related to stock-based
 compensation (NOTE 1(k))                                                       (2,759)           -
Dividends declared                                                              (5,262)      (4,796)
                                                                           -----------    ---------
Retained earnings, end of year                                             $   240,367    $ 172,564
                                                                           ===========    =========
Earnings per share:
   Basic                                                                   $      1.34    $    0.95
   Diluted                                                                        1.32         0.94
                                                                           ===========    =========
Weighted average number of shares outstanding (in thousands) (NOTE 10):
   Basic                                                                        56,589       55,628
   Diluted                                                                      57,514       56,612
                                                                           ===========    =========

See accompanying notes to consolidated financial statements.

                                                    CINRAM ANNUAL REPORT 2004 33

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

                        Years ended December 31                                   2004            2003
----------------------------------------------------------------------            ----            ----
Cash provided by (used in):
OPERATIONS
   Net earnings                                                                 $ 75,824       $   53,020
   Items not involving cash:
     Amortization                                                                219,735           75,156
     Future income taxes                                                          11,354           15,174
     Stock-based compensation                                                      1,269                -
     Gain on disposition of capital assets                                        (2,330)            (146)
   Unrealized foreign exchange loss (gain)                                        (5,391)           1,599
   Change in non-cash operating working capital (NOTE 16)                       (171,061)         213,849
                                                                                --------       ----------
                                                                                 129,400          358,652
FINANCING
   Increase in long-term debt                                                     48,000        1,025,000
   Repayment of long-term debt                                                  (239,530)          (9,225)
   Deferred financing fees                                                        (2,250)         (28,627)
   Decrease in obligations under capital leases                                   (1,885)            (630)
   Issuance of common shares                                                       6,971            6,230
   Change in other long-term liabilities                                          10,931               45
   Dividends paid                                                                 (5,262)          (4,796)
                                                                                --------       ----------
                                                                                (183,025)         987,997
INVESTMENTS
   Acquisition, net of cash acquired of $1,437 (NOTE 2)                                -       (1,149,052)
   Transaction costs relating to Time Warner acquired businesses                    (890)               -
   Purchase of capital assets                                                   (145,704)         (80,226)
   Proceeds on disposition of capital assets                                       4,015              960
   Decrease (increase) in other assets                                           (12,523)           3,020
                                                                                --------       ----------
                                                                                (155,102)      (1,225,298)
Foreign exchange gain (loss) on cash held in foreign currencies                   (3,307)          28,485
                                                                                --------       ----------
Increase (decrease) in cash and cash equivalents                                (212,034)         149,836
Cash and cash equivalents, beginning of year                                     253,823          103,987
                                                                                --------       ----------
Cash and cash equivalents, end of year                                          $ 41,789       $  253,823
                                                                                ========       ==========
Supplemental cash flow information:
   Interest paid                                                                $ 52,540       $    8,954
   Income taxes paid                                                              35,455           17,193
                                                                                ========       ==========

See accompanying notes to consolidated financial statements.

34 CINRAM ANNUAL REPORTS 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

1.    SIGNIFICANT ACCOUNTING POLICIES

      (a)   BASIS OF PRESENTATION

            These consolidated financial statements include the accounts of Cinram International Inc. (the "Company") and its wholly owned subsidiaries, and have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) and, except as outlined in NOTE 19, are, in all material respects, in accordance with United States GAAP. The results of subsidiaries acquired are consolidated from the date of acquisition. All intercompany balances and transactions have been eliminated on consolidation.

            The Company has historically prepared its consolidated financial statements in Canadian dollars. Beginning with the first quarter of 2004, the Company changed its reporting currency to U.S. dollars to provide the financial statement users with more relevant information. The Company used the current rate method to translate the consolidated Canadian dollar results into U.S. dollars for both the current and prior years. Under the current rate method, the assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date; revenue and expenses as well as cash flow items are translated at weighted average rates for the year. Any resulting exchange gain or loss is charged or credited to the foreign currency translation adjustment account included as a separate component of shareholders' equity.

            The functional currencies of the Company and each of its subsidiaries remained unchanged. The functional currency of the Company is the Canadian dollar. The Company's operations in the United States, the United Kingdom, France, Germany and Mexico are considered to be self-sustaining. Assets and liabilities are translated using year-end exchange rates and revenue and expenses are translated at average exchange rates. Exchange gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in the foreign currency translation adjustment account included as a separate component of shareholders' equity. The Company's borrowings, as outlined in NOTE 7, are denominated in U.S. dollars and the majority represent a hedge of the Company's net investment in its U.S. operations. The Company formally assesses the hedge's effectiveness at the beginning of each quarter.

            Certain 2003 comparative figures have been reclassified to conform with the financial statement presentation adopted in 2004.

      (b)   REVENUE RECOGNITION

            Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized upon shipment since title to the goods is transferred to customers, persuasive evidence of an arrangement exists, the selling price is fixed and determinable and collectibility is reasonably assured. Volume rebates are recorded as a reduction of revenue at the time of shipment. Contractual payments to acquire sales contracts are amortized against revenue over the term of the contract.

            Services revenue is recognized as services are performed.

      (c)   INVENTORIES

            Raw materials are stated at the lower of cost, on a first-in first-out basis, and replacement cost. Finished goods and work in process are stated at the lower of cost and net realizable value. Cost includes materials and an application of relevant manufacturing labour and overhead.

      (d)   CAPITAL ASSETS

            Capital assets are recorded at cost and are amortized over their estimated useful lives. Cost represents acquisition or construction costs, including preparation, installation and testing charges incurred with respect to capital assets until they are ready for commercial production. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred. Gains or losses arising from the disposition of capital assets are reflected in net earnings.

                                                    CINRAM ANNUAL REPORT 2004 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

            Capital assets are amortized on a straight-line basis, commencing when the asset is entered into use. Estimated useful lives for the principal asset categories are as follows:

Buildings                                      20 - 40 years
Machinery and equipment                         3 - 13 years
Computer equipment                               3 - 5 years
Furniture                                            5 years
Leasehold improvements                    Over term of lease

      (e)   GOODWILL AND INTANGIBLE ASSETS

                  (i)   GOODWILL

                        Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Company enters into a business combination, the purchase method of accounting is used. Goodwill is assigned as of the date of the business combination to reporting units that are expected to benefit from the business combination.

                        Goodwill is not amortized but instead is tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit's goodwill, in the same manner that value of goodwill is determined in a business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

                  (ii)  INTANGIBLE ASSETS

                        Intangible assets acquired in a business combination are recorded at their fair values less accumulated amortization. Amortization is provided on a straight-line basis as follows:

Customer supply agreements                               6 years
Cross-licensing
agreements                                               1 year

      (f)   IMPAIRMENT OF LONG-LIVED ASSETS

            The Company reviews capital and intangible assets (long-lived assets) for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Absent any triggering factors during the year, the Company conducts its long-lived asset assessment in the fourth quarter to correspond with its planning cycle. If the sum of undiscounted future cash flows expected to result from the use and disposition of a group of assets is less than its carrying amount, it is considered impaired. An impairment loss is measured as the amount by which the carrying amount of a group of assets exceeds its fair value.

            At December 31, 2004 and 2003, no impairments in the carrying value of these assets existed.

      (g)   PENSION BENEFITS

            The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, compensation levels at time of retirement, and retirement ages of employees. Changes in these assumptions could impact future pension expense. For the purpose of calculating the expected return on plan assets, assets are valued at fair value. Actuarial gains or losses are amortized over the average remaining service period of active employees. Pension assets are recorded as other assets while pension liabilities are recorded as accrued pension benefits within accrued liabilities and other long-term liabilities.

36 CINRAM ANNUAL REPORT 2004

      (h)   ASSET RETIREMENT OBLIGATIONS

            Effective January 1, 2004, the Company retroactively adopted the Canadian Institute of Chartered Accountants' (CICA) Handbook
            Section 3110, "Asset Retirement Obligations" (Section 3110), which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. Section 3110 applies to legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, lease, construction, development or normal operation. The Company records the present value of the estimated fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of a liability for an asset retirement obligation is the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced liquidation transaction. The Company subsequently allocates the asset retirement cost to expense using a systematic and rational method over the asset's useful life, and records the accretion of the liability as a charge to the statement of earnings.

            As at January 1, 2004, the Company recorded a liability of $2,886 for the estimated present value of the costs of retiring leasehold improvements at the maturity of the facility leases and recorded deferred asset retirement costs of $2,886. The following table details the changes in the leasehold retirement liability:

January 1, 2004          $2,886
Accretion charges           177
                         ------
December 31, 2004        $3,063
                         ======

            The adjustment to leasehold improvements in respect of asset retirement costs is amortized into income on a straight-line basis over the remaining life of the leases. For the year ended December 31, 2004, the Company recorded amortization expense of $543 in cost of sales. The impact of this new accounting standard was not material for 2003.

      (i)   DEFERRED FINANCING FEES

            The costs of obtaining bank and other debt financings are deferred and amortized on a straight-line basis over the term of the related debt or debt facilities to which they relate.

      (j)   DERIVATIVE FINANCIAL INSTRUMENTS

            Derivative financial instruments are utilized to reduce interest rate risk on the Company's debt. The Company does not enter into financial instruments for trading or speculative purposes.

            The Company's policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument. The Company believes the derivative financial instruments are effective as hedges, both at inception and over the term of the instrument; as the term to maturity, the (notional) principal amount and the interest rate basis in the instruments all match the terms of the debt instrument being hedged.

            Interest rate swap agreements are used as part of the Company's program to manage the fixed and floating interest rate mix of the Company's total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment of interest expense on the hedged debt instrument. The related amount payable to or receivable from the counterparties is included as an adjustment to accrued interest.

            Gains and losses on terminations of interest rate swap agreements are deferred on the balance sheet and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the debt obligation, any realized or unrealized gain or loss from the swap would be recognized in the consolidated statement of earnings at the time of extinguishment.

            For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis, with the resulting gains or losses recorded in or charged against earnings.

                                                    CINRAM ANNUAL REPORT 2004 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      (k)   STOCK-BASED COMPENSATION

            Effective January 1, 2004, Canadian GAAP requires the Company to calculate the fair value of stock-based compensation awarded to employees and to expense the fair value over the vesting period of the stock options. In accordance with the transition rules, the Company adopted the standard retroactively to January 1, 2002, without restating prior periods. The Company determined the fair value of stock options granted to employees since January 1, 2002, using the Black-Scholes option pricing model and recorded an adjustment to opening retained earnings in the amount of $2,759, representing the expense for the 2003 and 2002 fiscal years, with a corresponding increase in contributed surplus.

      (l)   INCOME TAXES

            The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enactment date. Future income tax assets are recognized, and if realization is not considered more likely than not, a valuation allowance is provided. Income tax expense is the sum of the Company's provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

      (m)   EARNINGS PER SHARE

            Basic earnings per share is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method, which assumes that all stock options with exercise prices below the market prices are exercised with the proceeds used to purchase common shares of the Company at the average market price during the year.

      (n)   USE OF ESTIMATES

            The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates are used in determining, but not limited to, the valuation of intangible assets and goodwill, provisions for volume rebates, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, assets and obligations related to employee future benefits, the useful lives of all depreciable assets and the recoverability of capital assets and long-lived assets. Royalty charges are incurred as a result of the use of third party replication technologies. The Company records these amounts as incurred based on the sale of the Company's product. Accordingly, at each balance sheet date, the Company records its best estimate of the royalties payable based on contractual arrangements and management's best estimate for non-contractual amounts. Actual results could differ from those estimates.

      (o)   CASH AND CASH EQUIVALENTS

            The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

      (p)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

            (i)   LIABILITIES AND EQUITY

                  Effective for fiscal years beginning after November 1, 2004, CICA Handbook Section 3860, "Financial Instruments - Disclosure and Presentation," has been amended to provide guidance for classifying certain financial obligations of a fixed amount that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Any financial instruments issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

38 CINRAM ANNUAL REPORT 2004

                  The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the issuer's equity instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis. The adoption of this standard will not have an impact on the consolidated financial statements.

            (ii)  CONSOLIDATION OF VARIABLE INTEREST ENTITIES

                  In June 2003, the CICA issued Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities" (AcG-15). AcG-15 addresses the consolidation of variable interest entities
                  (VIEs), which are entities which have insufficient equity at risk to finance their operations without additional subordinated financial support and/or entities whose equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 will be applied in the Company's year, beginning January 1, 2005. The adoption of this standard will not have an impact on the consolidated financial statements.

            (iii) ARRANGEMENTS CONTAINING A LEASE

                  Emerging Issues Committee (EIC) Abstract 150, "Determining Whether an Arrangement Contains a Lease," addresses a situation where an entity enters into an arrangement, comprising a transaction that does not take the legal form of a lease but conveys a right to use a tangible asset in return for a payment or series of payments. For example, this may include items such as take-or-pay or similar contracts, in which specified payments must be made regardless of whether delivery is taken of the contracted products of services. The Company will adopt this standard effective January 1, 2005, and is currently assessing its impact.

2.    ACQUISITION OF TIME WARNER INC. BUSINESSES

      On October 24, 2003, the Company acquired Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe for total cash consideration of $1,137,378 plus acquisition costs of $13,111. The acquisition has been accounted for using the purchase method and, accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the acquisition date.

      During the fourth quarter of fiscal 2004, the Company completed the allocation of the purchase price for the acquisition. The final allocation of the purchase price, based on independent appraisals and management's estimates, is as follows:

Current assets, including cash of $ 1,437                       $   317,071
Capital assets                                                      406,104
Intangible assets                                                   387,900
Goodwill                                                            320,351
                                                                -----------
                                                                  1,431,426

Current liabilities                                                (208,715)
Other long-term liabilities                                         (49,611)
Future tax liabilities                                              (22,611)
                                                                -----------
                                                                   (280,937)
                                                                -----------
Total cash purchase consideration                               $ 1,150,489
                                                                ===========

      Included in other long-term liabilities are pre-acquisition contingencies assumed on the acquisition of the Time Warner Inc. businesses. These amounts have been recorded based on management's best estimate.The actual cash settlement amount and timing is unknown at this time.

                                                    CINRAM ANNUAL REPORT 2004 39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      Intangible assets totalling $385,700 were assigned to customer supply agreements with Time Warner Inc. and are being amortized over the six-year period of the agreement. Intangible assets totalling $2,200 were assigned to certain cross-licensing agreements and have been fully amortized by December 31, 2004.

3.    INVENTORIES

                         2004       2003
                         ----       ----
Raw materials          $ 38,481  $ 32,844
Work in process          15,119     8,330
Finished goods            3,261     3,432
                       --------  --------
                       $ 56,861  $ 44,606
                       ========  ========

4.    CAPITAL ASSETS

                                                    ACCUMULATED    NET BOOK
       2004                               COST     AMORTIZATION     VALUE
       ----                               ----     ------------     -----
Land                                 $    23,440    $       -     $  23,440
Buildings                                143,975       22,793       121,182
Machinery and equipment                  837,303      357,747       479,556
Computer equipment                        29,305       12,222        17,083
Furniture                                 20,213       15,526         4,687
Leasehold improvements                    46,176       24,614        21,562
Construction in progress                  38,850            -        38,850
                                     -----------    ---------     ---------
                                     $ 1,139,262    $ 432,902     $ 706,360
                                     ===========    =========     =========

                                                   Accumulated     Net book
         2003                            Cost      amortization     value
         ----                            ----      ------------     -----
Land                                   $  23,265    $       -     $  23,265
Buildings                                138,661       17,528       121,133
Machinery and equipment                  664,993      233,567       431,426
Computer equipment                        15,590        8,781         6,809
Furniture                                 19,162       14,266         4,896
Leasehold improvements                    31,295       18,674        12,621
Construction in progress                  46,413           -         46,413
                                       ---------    ---------     ---------
                                       $ 939,379    $ 292,816     $ 646,563
                                       =========    =========     =========

      Included in the above are assets under capital lease with a cost of $11,486 and a net book value of $6,350 (2003 - $16,914 and $6,971, respectively), which are being amortized on a straight-line basis over their anticipated economic life, which is 20 years for building and four years for machinery and equipment.

      Amortization expense for capital assets for the year ended December 31, 2004 amounted to $146,697 (2003 - $63,707).

5.    GOODWILL AND INTANGIBLE ASSETS

      (a)   GOODWILL

            On October 24, 2003, the Company acquired the assets of Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe.This transaction had the impact of increasing goodwill by $320,351 (NOTE 2).

40 CINRAM ANNUAL REPORT 2004

                                         Effect of                               Effect of
                                          foreign                                 foreign
              December 31,   Goodwill     exchange  December 31,   Goodwill       exchange   DECEMBER 31,
                  2002       acquired    and other      2003      adjustments    and other       2004
              -----------   ----------   ---------  ------------  -----------   ----------   ------------
Goodwill      $     4,299   $  269,793   $   5,334  $   279,426   $    50,558   $   (1,591)  $   328,393

            The goodwill adjustments amount during 2004 arose on the finalization of the purchase price of the acquired Time Warner businesses (NOTE 2).

            During the fourth quarter of 2004, the Company performed its annual goodwill impairment test and concluded no impairment had occurred. The fair values of the reporting units were estimated using a combination of a market approach and discounted cash flows. Revenue and expense projections used in determining the fair value of the reporting units were based on management estimates, including estimates of current and future industry conditions.

      (b)   INTANGIBLE ASSETS

            Customer supply agreements and cross-licensing agreements were acquired as part of the acquisition of certain of the assets of Time Warner Inc. (NOTE 2). Customer supply agreements are being amortized on a straight-line basis over a period of six years, which represents the exclusive term in which the Company will manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe and for New Line Home Entertainment Inc. in North America. Cross-licensing agreements were being amortized over a period of one year.


                                                                            EFFECT OF
                                                           ACCUMULATED       FOREIGN     NET BOOK
           2004                           COST            AMORTIZATION       EXCHANGE      VALUE
--------------------------             ---------          ------------      ---------    ---------
Customer supply agreements             $ 385,700            $ 75,382         $ 4,929     $ 315,247
Cross-licensing agreements                 2,200               2,200               -             -
                                       ---------            --------         -------     ---------
                                       $ 387,900            $ 77,582         $ 4,929     $ 315,247
                                       =========            ========         =======     =========

                                                                             Effect of
                                                           Accumulated        foreign    Net book
           2003                          Cost             amortization       exchange      value
--------------------------             ---------          ------------       ---------   ---------
Customer supply agreements             $ 385,700            $ 10,294          $   (832)  $ 374,574
Cross-licensing agreements                 2,200                 381                -        1,819
                                       ---------            --------         ---------   ---------
                                       $ 387,900            $ 10,675          $   (832)  $ 376,393
                                       =========            ========         =========   =========

            Amortization of intangible assets for the year ended December 31, 2004 amounted to $66,907 (2003 - $10,675).

6.    DEFERRED FINANCING FEES

      2004

      During the year, the Company amended its credit facilities as described in
      NOTE 7, and as a direct result incurred $2,250 of financing fees.

      Amortization of deferred financing fees for the year ended December 31, 2004 amounted to $6,131 (2003 - $774).

      2003

      In connection with the credit agreement entered into in October 2003 (NOTE
      7), the Company incurred $28,627 of financing fees.

                                                    CINRAM ANNUAL REPORT 2004 41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

7.    LONG-TERM DEBT

      CREDIT AGREEMENT

      In October 2003, the Company entered into a credit agreement with a syndicate of lenders to provide the Company with credit facilities of up to $1,175,000. The facilities were comprised of term loans of $1,025,000 and a revolving credit facility of $150,000. Amounts outstanding under the facilities are secured by substantially all of the assets of the Company. The revolving credit facility bore interest at the London InterBank Offered Rate (LIBOR) plus 300 basis points.

      The terms of the credit agreement require the Company to comply with certain financial and other covenants over the term. As at December 31, 2004, the Company was in compliance with all the terms of its credit agreement. Amounts outstanding under the facilities are shown in the table below:

                                           2004           2003
                                        ---------      ---------
Credit agreement
   Term loan A (a)                      $ 181,050      $ 250,000
   Term loan B (b)                              -        675,000
   Term loan C (c)                              -         98,270
   Term loan D (d)                        658,976              -
                                        ---------      ---------
                                          840,026      1,023,270
Other long-term debt
   Asset-backed financing (e)              18,317         26,603
                                        ---------      ---------
                                          858,343      1,049,873
Less current portion                       71,509         95,417
                                        ---------      ---------
                                        $ 786,834      $ 954,456
                                        =========      =========

      In August 2004, the Company amended its $1,175,000 credit facilities. The interest rate on the outstanding principal amount of $181,050 on the Company's $250,000 term loan A facility was reduced to the LIBOR plus 250 basis points, from LIBOR plus 300 basis points. The Company used $65,000 in cash to repay part of the $635,000 outstanding principal amount under its $675,000 term loan B facility and part of the $98,270 outstanding principal amount under its $100,000 term loan C facility. The remaining principal amounts outstanding under term loan facilities B and C were paid out from a new $668,220 term loan D facility that bears an interest rate of LIBOR plus 300 basis points. At December 31, 2004, $658,976 is outstanding under the term loan D facility.

      (a) Term loan A for $181,050 is due September 30, 2007, with quarterly principal repayments resuming on June 30, 2005, and bears an interest rate of LIBOR plus 250 basis points.

      (b) Term loan B for $675,000 was due on September 30, 2009, and bore an interest rate of LIBOR plus 375 basis points.

      (c) Term loan C for $98,270 was due March 31, 2010, and bore an interest rate of LIBOR plus 575 basis points.

      (d) Term loan D for $668,220 is due on September 30, 2009, with quarterly principal repayments beginning in 2005, and bears an interest rate of LIBOR plus 300 basis points.

      Under the terms of the credit agreement, we are obliged to make a mandatory offer to prepay the credit facilities from the following:

           - 75% of excess cash flow (as defined in the credit agreement);

           - 100% of net cash proceeds of non-ordinary course asset sales;

           -  100% of net proceeds of debt issuance;

           - 100% of net cash proceeds of casualty events (in excess of $2.5 million); and

           -  75% of net proceeds of equity issuance.

42 CINRAM ANNUAL REPORT 2004

      The above percentages are subject to a step-down, based on reductions in leverage.

      (e) Asset-backed financing: The Company has entered into asset-backed financing due in July 2007 with blended monthly principal and interest repayments over a three-year period, secured by certain capital assets, bearing interest at 5.49%.

      Future minimum repayments of long-term debt for the fiscal years ending December 31 are as follows:

2005      $  71,509
2006        112,698
2007        116,842
2008         36,975
2009        520,319
          ---------
          $ 858,343
          =========

      INTEREST PROTECTION ARRANGEMENTS

      During the year, the Company entered into hedging agreements for a three-year term on $250,000 of long-term debt expiring in June 2007. In addition, the Company entered into an additional interest rate cap agreement for $210,000 of long-term debt expiring in January 2007.

      The weighted average interest rate for the year ended December 31, 2004, was 5.3% (2003 - 6.3%).

8.    LEASE COMMITMENTS

      Future minimum rental commitments for all non-cancellable operating and capital leases as at December 31, 2004, are as follows:

                                                        Capital  Operating    Total
                                                        -------  ---------  --------
2005                                                    $ 1,177   $ 10,032  $ 11,209
2006                                                      1,102      7,621     8,723
2007                                                        885      6,270     7,155
2008                                                        654      5,416     6,070
2009                                                        607      2,750     3,357
2010 and thereafter                                       2,351      2,485     4,836
                                                        -------   --------  --------
                                                          6,776   $ 34,574  $ 41,350
                                                                  ========  ========
Less interest (average rate of 7%)                        1,323
                                                        -------
                                                          5,453
Less current portion                                        850
                                                        -------
                                                        $ 4,603
                                                        =======

      Operating lease expense for the year ended December 31, 2004, amount to $12,591 (2003 - $6,811).

9.    CAPITAL STOCK

      (a)   AUTHORIZED

            The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares.The preference shares are non-voting and are entitled to dividends as and when declared by the Board of Directors.

      (b)   ISSUED AND OUTSTANDING

            Capital stock issued and outstanding at December 31, 2004, and 2003 includes the following:

                                                    CINRAM ANNUAL REPORT 2004 43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

                                           Common
                                           shares       Warrants       Amount
                                         ----------   -----------   -----------
Balance outstanding, December 31, 2002   55,196,891    1,700,000    $   156,944
Warrants expired                                  -   (1,500,000)             -
Warrants exercised                          200,000     (200,000)         2,297
Options exercised during 2003               678,401            -          3,933
                                         ----------   ----------    -----------
Balance outstanding, December 31, 2003   56,075,292            -        163,174
Options exercised during 2004               727,794            -          6,971
                                         ----------   ----------    -----------
Balance outstanding, December 31, 2004   56,803,086            -    $   170,145
                                         ==========   ==========    ===========

(C)   STOCK-BASED COMPENSATION PLAN

      The Company has one stock-based compensation plan pursuant to which the Company may grant options to employees, Officers and Directors of the Company. During 2004, the Company amended its stock option plan to increase the number of options that may be granted under the plan to 5,500,000 from 4,000,000. The exercise price of each option equals the market price of the Company's stock on the date of the grant; an option's maximum term is 10 years. The options vesting periods range from three years to five years.

      A summary of the status of the Company's employee stock option plan as at December 31, 2004, and 2003 and changes during the years ended on those dates is presented below in Canadian dollars:

                                                 2004                    2003
                                  ----------------------  --------------------
                                               WEIGHTED               Weighted
                                               AVERAGE                average
                                  NUMBER OF    EXERCISE   Number of   exercise
                                   OPTIONS      PRICE      options     price
                                  ----------  ----------  ----------  --------
Outstanding, beginning of year    2,527,939   $     9.67  2,756,340   $   9.04
Granted                                   -            -    478,000      11.25
Exercised                          (727,794)       12.77   (678,401)      8.08
Forfeited                           (25,001)        4.63    (28,000)     12.69
                                  ---------   ----------  ---------   --------
Outstanding, end of year          1,775,144        11.42  2,527,939       9.67
                                  =========   ==========  =========   ========
Options exercisable, end of year  1,225,811   $    11.70  1,455,339   $  11.83
                                  =========   ==========  =========   ========

      The following summarizes information about the employee stock options at December 31, 2004, in Canadian dollars:

                                                                Options outstanding                         Options exercisable
                           ----------------------------------------------------------------------------------------------------
                                                    Weighted
                                                    average                Weighted                                    Weighted
                            Number of              remaining               average              Number of               average
    Range of                 options              contractual              exercise              options               exercise
exercise prices            outstanding            life (years)              price              exercisable               price
---------------            -----------            ------------             --------            -----------             --------
$2.74 - $ 4.00                 87,669                  1.4                 $   2.74               87,669               $   2.74
$6.00 - $ 8.00                160,000                  0.2                     6.88              160,000                   6.88
$8.00 - $10.00                110,000                  5.2                     8.10              110,000                   8.10
$10.00 - $15.00             1,062,975                  3.0                    10.81              513,642                  10.81
$15.00 - $20.00               249,000                  2.0                    17.01              249,000                  17.01
$20.00 - $22.00               105,500                  3.5                    22.00              105,500                  22.00
---------------             ---------                  ---                 --------            ---------               --------
$2.74 - $22.00              1,775,144                  2.4                 $  11.42            1,225,811               $  11.70
===============             =========                  ===                 ========            =========               ========

44 CINRAM ANNUAL REPORT 2004

(d)   STOCK-BASED COMPENSATION

      On January 1, 2004, the Company adopted CICA Handbook Section 3870 and recorded a charge to opening retained earnings of $2,759 for stock options granted on or after January 1, 2002 (NOTE 1(k)).

      For the year ended December 31, 2004, the Company recorded compensation expense of $1,269 (2003 - nil).

      For stock options granted to employees on or after January 1, 2002, had the Company determined compensation expense based on the fair value method at the grant date of such stock option awards consistent with the method prescribed under the CICA Handbook Section 3870, the Company's net earnings and earnings per share for the year ended December 31, 2003, would have been reported as the pro forma amounts indicated below:

                                                2003
                                             ----------
Net earnings, as reported                    $   53,020
Stock-based compensation expense                  2,005
                                             ----------
Pro forma net earnings                       $   51,015
                                             ==========
Basic earnings per share, as reported        $     0.95
Effect of stock-based compensation expense         0.04
                                             ----------
Pro forma basic earnings per share           $     0.91
                                             ==========
Diluted earnings per share, as reported      $     0.94
Effect of stock-based compensation expense         0.04
                                             ----------
Pro forma diluted earnings per share         $     0.90
                                             ==========

      There were no stock options granted during the year ended December 31, 2004.

      The weighted average estimated fair value at the date of the grant for options granted during the year ended December 31, 2003, was C$5.56 per share (2002 - C$5.28 per share).

      The fair value of each option granted during 2003 and 2002 was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                                          2003      2002
                                                                        --------  --------
Risk-free interest rate                                                     4.0%      4.0%
Dividend yield                                                              1.0%    0.768%
Volatility factor of the future expected market price of common shares       57%       60%
Weighted average expected life of the options                           5 years   5 years

      For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

10.   BASIC AND DILUTED EARNINGS PER SHARE

      Basic and diluted earnings per share have been calculated using the weighted average and maximum dilutive number of shares outstanding during the year which amounted to 56,588,815 shares (2003 - 55,628,006 shares) and 57,513,852 shares (2003 - 56,611,737 shares), respectively.

                                                    CINRAM ANNUAL REPORT 2004 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      The following table sets forth the computation of diluted earnings per share:

                                                            2004         2003
                                                         ----------  -----------
NUMERATOR

   Earnings available to common shareholders             $   75,824  $    53,020
                                                         ==========  ===========
DENOMINATOR (IN THOUSANDS)

   Weighted average shares outstanding - basic               56,589       55,628
   Effect of dilutive securities:
      Employee stock options                                    925          984
                                                         ----------  -----------
Weighted average number of shares outstanding - diluted      57,514       56,612
                                                         ==========  ===========
EARNINGS PER SHARE

   Basic                                                 $     1.34  $      0.95
   Diluted                                                     1.32         0.94
                                                         ==========  ===========

      During the year ended December 31, 2004, there were no outstanding stock options excluded from the computation of diluted earnings per share as the exercise price was below the average market price of the common shares for the year. For the year ended December 31, 2003, stock options to purchase 216,500 common shares were outstanding but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares for the year.

11.   UNUSUAL ITEMS

                                                      2004       2003
                                                    ---------  --------
(Recovery of) provision for restructuring - France  $ (1,713)  $  2,726

      During 2003, the Company closed a VHS duplication facility located in France. Management began to formulate an exit plan in April 2003 concurrent with management's discussions with the employee works council, which was concluded in July 2003. The exit plan was finalized in November 2003 and termination notices were given shortly thereafter to all 102 employees. The duplication facility ceased production on December 17, 2003, resulting in the incurrence of severance and other employee- related costs, lease cancellation and idle facility costs, asset write-downs, and certain other exit costs, totalling $2,726.

      In October 2004, the Company realized a gain of $2,187 on the sale of the owned facility. The Company also incurred an additional $474 in other exit costs relating to the closure of the facility. These costs were expensed and paid out in fiscal 2004.

      The following table details the activity of the accrued restructuring liability and related charges in France:

                                                          Accrued                             ACCRUED
                                                         liability                           LIABILITY
                                                Cash    December 31,               CASH     DECEMBER 31,
                                   Provision  payments      2003      PROVISION  PAYMENTS       2004
                                   ---------  --------  ------------  ---------  --------   -----------
TYPE OF COST

    Severance and other employee-
      related costs                $   2,206  $  (172)  $    2,034     $      -  $ (2,034)  $       -
    Lease cancellation
      and idle facilities                222       (8)         214            -      (214)          -
    Other exit costs                     117      (82)          35          474      (509)          -
                                   ---------  -------   ----------     --------  --------   ---------
                                       2,545  $  (262)  $    2,283     $    474  $ (2,757)  $       -
                                              =======   ==========     ========  ========   =========
Asset write-downs                        181
                                   ---------
                                   $   2,726
                                   =========

46 CINRAM ANNUAL REPORT 2004

12.   INCOME TAXES

      Income tax expense varies from the amounts that would be computed by applying the statutory income tax rate to earnings before income taxes as follows:

                                                                            2004                 2003
                                                             -------------------   -------------------
Basic rate applied to pretax earnings                        $    40,358   36.1%   $   28,659   36.6%
Increase (decrease) in taxes resulting from:
     Manufacturing and processing reduction                            -      -          (692)  (0.9)%
     Losses in foreign subsidiaries not tax-effected                   -      -           812    1.0%
     Losses utilized in the current period to
            reduce taxable income not previously recognized       (2,023)  (1.8)%        (414)  (0.5)%
     Tax rates in other jurisdictions                             (2,769)  (2.5)%      (2,872)  (3.7)%
     Other items                                                     343    0.3%         (212)  (0.2)%
                                                             -----------   ----    ----------   ----
                                                             $    35,909   32.1%   $   25,281   32.3%
                                                             ===========   ====    ==========   ====

      The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2004, and 2003 are presented below:

                                                                                       2004         2003
                                                                                     --------     --------
FUTURE TAX ASSETS

    Non-capital income tax loss carryforwards                                        $  8,673     $  8,909
    Capital loss carryforwards                                                            293        3,235
    Accruals not deductible in the current period                                      33,272       18,357
    Capital assets - difference in net book value and undepreciated capital costs         511       10,325
    Goodwill and intangible assets                                                          -          214
                                                                                     --------     --------
                                                                                       42,749       41,040
     Less valuation allowance                                                           8,073       14,450
                                                                                     --------     --------
                                                                                       34,676       26,590
FUTURE TAX LIABILITIES

    Capital assets - difference in net book value and undepreciated capital           (59,667)     (25,664)
    Goodwill and intangible assets                                                    (33,402)      (3,985)
                                                                                     --------     --------
                                                                                      (93,069)     (29,649)
                                                                                     --------     --------
NET FUTURE TAX LIABILITIES                                                           $(58,393)    $ (3,059)
                                                                                     ========     ========

      In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of future income tax liabilities, the character of the income tax assets and the tax planning strategies in place in making this assessment. To the extent that management believes that the realization of future income tax assets does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future tax assets.

      At December 31, 2004, the Company has non-capital loss carryforwards in Europe. No benefit has been established in relation to these losses as it is not more likely than not that the Company will be able to utilize these losses in the future.

                                                    CINRAM ANNUAL REPORT 2004 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      The income tax losses in Europe expiring in the years ending December 31 are as follows:

2005                 $   2,017
2009 and thereafter     23,900
                     ---------
                     $  25,917
                     =========

13.   CONTINGENT LIABILITIES

      The Company is involved in various legal actions that are normal to the Company's business. In the opinion of the Company, any resulting liability is not expected to have a material adverse effect on the Company's financial position or its results of operations.

14.   RELATED PARTY TRANSACTIONS

      The Company entered into the following related party transactions:

      (a) During 2004, the Company paid the following amounts to related parties: $1,484 (2003 - $2,279) to a law firm, including nil (2003 - $2,152) for acquisition-related work, where one of the Company's directors is a partner, and $193 (2003 - $180) to a director for consulting services.

      (b) In September 2003, the Company purchased premises from three companies owned by certain shareholders of the Company and their families for $5,464, representing the fair market value of the land and building based on independent appraisals on the date of acquisition. Prior to the purchase of the land and building, the Company leased these premises on a month-to-month basis at an exchange amount as agreed to by the parties. Lease costs for 2003, up to the purchase of the premises, amounted to $398.

15.   PENSION AND NON-PENSION EMPLOYMENT BENEFIT PLANS

      As part of the Time Warner Inc. acquisition (NOTE 2), the Company assumed contributory and non-contributory defined benefit pension plans that cover certain of the acquired workforce in the United States and Germany.

      The plan assets and the benefit obligations were transferred over to the Company on October 24, 2003.

      UNITED STATES

      401(k) Plan

      Certain non-union employees also participate in the defined pretax contribution plan (the "401(k) Plan"). The Company's contributions under the 401(k) Plan are based upon a percentage of the employees' elected contributions. The Company's 401(k) Plan expense amounted to $8,646 for the year ended December 31, 2004 (2003 - $610).

      Graphic Communication Industry Union ("GCIU") Pension

      The GCIU Retirement Fund is a multi-employer plan covering direct labour employees in certain of the Company's printing facilities. The rate of contribution expense for this plan is 6% of the straight time wages. No significant changes have occurred in fiscal 2004 related to or affecting the GCIU plan.

      The Company's GCIU pension expense amounted to $692 for the year ended December 31, 2004 (2003 - $121).

      PACE Pension

      The PACE (Paper, Allied-Industrial, Chemical and Energy Workers International Union) pension is a multi-employer plan covering a portion of the direct labour in one of the Company's printing plant facilities. The rate of contribution was $0.792/hour based on total hours worked including vacation and holiday for fiscal 2003, and $0.867/hour for fiscal 2004. No significant changes have occurred in fiscal 2004 related to or affecting the PACE plan.

48 CINRAM ANNUAL REPORT 2004

      The Company's PACE pension expense amounted to $270 for the year ended December 31, 2004 (2003 - $36).

      Cinram Music Union Pension Plan

      Certain union employees of the Company also participate in the Cinram Music Union Pension Plan (the "Music Union Plan"). Pension benefits under the Music Union Plan are based on formulas that reflect the employees' years of service multiplied by a specified dollar amount negotiated in collective bargaining.

      Investment strategy and policy

      The Company has adopted a balanced growth objective, which balances risk and return. Under this investment strategy, the Company's long-term allocation for equity and debt securities is 25% and 75%, respectively.

      Asset allocation

      Pension fund assets consist of money market, fixed income and equity mutual funds, valued at market value. The percentages of the fair value of total plan assets by each major type of plan asset as of the December 31 measurement date is as follows:

                                                        Percentage of plan assets
                            -----------------------------------------------------
Asset category                                   2004                        2003
                            -------------------------   -------------------------
Cash and cash equivalents             0.10%                           -
Debt securities                      39.90%                       25.00%
Equity securities                    60.00%                       75.00%
                                    ------                       ------
                                    100.00%                      100.00%
                                    ======                       ======

      Equity securities do not include any of the Company's common shares as at December 31, 2004 and 2003, respectively.

      Long-term rate-of-return on assets assumption

      Long-term historical returns for indexed equity and debt securities are used as the basis to determine the overall expected long-term rate of return on assets assumption for the mutual fund investments held in the Music Union Plan. The weighted average historical return for equity and debt securities is 8%.

      Total cash payments

      The Company does not anticipate making any cash contributions to the Music Union Plan in fiscal 2005.

      Estimated future benefit payments

      The benefits expected to be paid in each year from 2005 to 2009 are $110, $107, $118, $125, and $161, respectively. The aggregate benefits expected to be paid in the five years from 2010 to 2014 are $432. The expected benefits to be paid are based on the same assumptions used to measure the Company's benefit obligation at December 31, 2004 and include estimated future employee service.

      The most recent actuarial valuation was completed on January 1, 2004.

      GERMANY

      Cinram GmbH, Alsdorf defined benefit plan

      The Company's defined benefit pension plans cover certain existing and former employees who have signed specific agreements related to pension benefits, including members of senior and middle management. The pension plan contributions are based on German tax law requirements and, therefore, the plans remain unfunded.

      Estimated future benefit payments

      The benefits expected to be paid in each year from 2005 to 2009 are $1,250, $1,249, $1,238, $1,228, and $1,218, respectively. The aggregate benefits expected to be paid in the five years from 2010 to 2014 are $5,853.

                                                    CINRAM ANNUAL REPORT 2004 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      Early retirement plan

      The Company has an early retirement agreement with its employee works council as part of a labour contract, whereby eligible employees are able to receive certain benefits during a period of reduced work prior to attaining standard retirement age and German State pension benefits. A liability of approximately $2,039 has been recorded as at December 31, 2004 (2003 - $809).

      The Company's early retirement pension expense amounted to $1,094 for the year ended December 31, 2004 (2003 - $144).

      Jubilee plan

      The Company also has an agreement with its employee works council as part of a labour contract, whereby employees receive years of service awards upon reaching their 10- and 25-year service anniversaries. Employment and income taxes associated with this award are paid by the Company and a total liability of approximately $426 has been recorded as at December 31, 2004 (2003 - $1,789).

      The Company's Jubilee pension expense (recovery) amounted to $(1,400) for the year ended December 31, 2004 (2003 - recovery of $529).

      The most recent actuarial valuations were completed on December 31, 2004.

      A reconciliation of the funded status of the defined benefit plans to the amounts recorded in the consolidated financial statements follows:

                                         United States                    Germany                    Total
                            --------------------------  -------------------------  -----------------------
                                   2004           2003          2004         2003         2004        2003
                            -----------    -----------  ------------  -----------  -----------  ----------
Plan assets, at fair value  $    4,458     $    4,658   $         -   $        -   $    4,458   $   4,658
        Benefit obligation      (6,429)        (5,485)      (18,498)     (16,781)     (24,927)    (22,266)
                            ----------     ----------   -----------   ----------   ----------   ---------
 Deficiency of plan assets
 over benefit obligation        (1,971)          (827)      (18,498)     (16,781)     (20,469)    (17,608)
    Unrecognized actuarial
               loss (gain)         828            (53)          237         (260)       1,065        (313)
                            ----------     ----------   -----------   ----------   ----------   ---------
 Accrued benefit liability  $   (1,143)    $     (880)  $   (18,261)  $  (17,041)  $  (19,404)  $ (17,921)
                            ==========     ==========   ===========   ==========   ==========   =========

      The accrued liability is included in the Company's consolidated balance sheet as follows:

                                         United States                   Germany                    Total
                             -------------------------  ------------------------  -----------------------
                                   2004           2003         2004         2003         2004        2003
                             ----------     ----------  -----------  -----------  -----------  ----------
Accrued liabilities          $  (1,143)     $    (880)  $   (1,250)  $   (1,189)  $   (2,393)  $  (2,069)
Other long-term liabilities          -              -      (17,011)     (15,852)     (17,011)    (15,852)

      The following information is provided on pension fund assets:

                                        United States         Germany                   Total
                              -----------------------  --------------  ----------------------
                                  2004           2003   2004     2003        2004        2003
                              --------  -------------  -----  -------  ----------  ----------
Fair value of plan assets,
   December 31, 2003
   (2003 - October 24, 2003)  $ 4,658   $      4,668   $   -    $   -  $   4,658   $   4,668
Actual return on plan assets      359            114       -        -        359         114
Actual benefits paid             (559)          (124)      -        -       (559)       (124)
                              -------   ------------   -----    -----  ---------   ---------
Fair value of plan assets,
   December 31                $ 4,458   $      4,658   $   -    $   -  $   4,458   $   4,658
                              =======   ============   =====    =====  =========   =========

50 CINRAM ANNUAL REPORT 2004

 Benefit obligations are outlined below:

                                                   United States                  Germany                    Total
                                        ------------------------  -----------------------  -----------------------
                                             2004           2003        2004         2003         2004        2003
                                        ---------  -------------  ----------  -----------  -----------  ----------
Benefit obligations, December 31, 2003
  (2003 - October 24, 2003)             $  5,485   $      5,517   $  16,781   $   17,051   $   22,266   $  22,568
Service cost                                 242             36         169           29          411          65
Interest cost                                389             56         920          160        1,309         216
Actual benefits paid                        (559)          (124)     (1,272)        (199)      (1,831)       (323)
Actuarial loss (gain)                        872              -         518         (260)       1,390        (260)
Impact of foreign exchange                     -              -       1,382            -        1,382           -
                                        --------   ------------   ---------   ----------   ----------   ---------
Benefit obligations, December 31        $  6,429   $      5,485   $  18,498   $   16,781   $   24,927   $  22,266
                                        ========   ============   =========   ==========   ==========   =========

      Elements of defined benefit costs recognized in the year:

                                                   United States                  Germany                    Total
                                        ------------------------  -----------------------  -----------------------
                                             2004           2003        2004         2003         2004        2003
                                        ---------  -------------  ----------  -----------  -----------  ----------
COMPONENTS OF NET PERIODIC
 BENEFIT COST:

   Service cost                         $    242   $         36   $     169   $       29   $      411   $      65
   Interest cost                             389             56         920          160        1,309         216
   Actual return on plan assets             (359)          (114)          -            -         (359)       (114)
   Actuarial loss                            872              -           -            -          872           -
                                        --------   ------------   ---------   ----------   ----------   ---------
   Costs                                   1,144            (22)      1,089          189        2,233         167
Adjustments to recognize the long-term
 nature of employee future benefit
  costs:
   Return on plan assets for period          (9)            54           -            -            (9)         54
   Actuarial gain                          (872)             -           -            -          (872)          -
                                        --------   ------------   ---------   ----------   ----------   ---------
Defined benefit costs recognized        $    263   $         32   $   1,089   $      189   $    1,352   $     221
                                        ========   ============   =========   ==========   ==========   =========

      Actuarial assumptions for the years ended December 31:

                                                           United States                  Germany
                                                ------------------------  -----------------------
                                                     2004           2003        2004         2003
                                                ---------  -------------  ----------  -----------
WEIGHTED AVERAGE ACTUARIAL ASSUMPTIONS USED TO
 DETERMINE BENEFIT COSTS:

    Discount rate                                 6.25%        6.25%         4.75%        5.25%
    Rate of compensation increase                 4.50%        4.50%         2.50%        3.50%
    Expected return on plan assets                8.00%        8.00%            -            -
WEIGHTED AVERAGE ACTUARIAL ASSUMPTIONS USED TO
 DETERMINE BENEFIT OBLIGATION:

    Discount rate                                 6.00%        6.25%         4.75%        5.25%
    Rate of compensation increase                 4.50%        4.50%         2.50%        2.50%

                                                    CINRAM ANNUAL REPORT 2004 51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

16. CHANGE IN NON-CASH OPERATING WORKING CAPITAL

                                                                         2004         2003
                                                                 ------------  -----------
(Increase) decrease in accounts receivable                       $  (133,342)  $   26,902
(Increase) in income taxes recoverable                                (9,365)           -
(Increase) decrease in inventories                                   (10,647)      54,880
(Increase) decrease in prepaid expenses                              (14,169)       7,773
(Decrease) increase in accounts payable and accrued liabilities       (1,436)     131,027
(Decrease) in income taxes payable                                    (2,102)      (6,733)
                                                                 -----------   ----------
                                                                 $  (171,061)  $  213,849
                                                                 ===========   ==========

17.   SEGMENTED INFORMATION

      The Company's reportable business segments are Home Video replication/duplication, Audio/ROM replication/duplication, Printing and Distribution services.

      The Home Video replication/duplication segment manufactures DVDs and VHS video cassettes. The Audio/ROM replication/duplication segment manufactures CDs, CD ROM and video cassettes. The Printing segment provides design, printing and packaging services. The Other segment includes merchandising sales. The Distribution services segment distributes pre-recorded media products on behalf of its customers.

      For the year ended December 31, 2004, the Distribution services segment comprises 10% of consolidated revenue and has been disclosed as an industry segment. The segmented information for the year ended December 31, 2003 has been restated to comply with the presentation adopted in 2004.

      The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates segment performance based on earnings before interest expense, investment income, unusual items and income taxes.

      In 2004, the Company was dependent on two customers for approximately 36% and 14%, respectively, of consolidated revenue from the four main business segments. At December 31, 2004, these customers represented approximately 30% and 16%, respectively, of consolidated accounts receivable.

      In 2003, the Company was dependent on two customers for approximately 30% and 19%, respectively, of consolidated revenue from the four main business segments. At December 31, 2003, these customers represented approximately 21% and 28%, respectively, of consolidated accounts receivable.

52 CINRAM ANNUAL REPORT 2004

(a) INDUSTRY SEGMENTS

                                      HOME VIDEO     AUDIO/ROM
                                     REPLICATION/   REPLICATION/
              2004                   DUPLICATION    DUPLICATION    PRINTING   DISTRIBUTION     OTHER       TOTAL
----------------------------------  -------------  -------------  ----------  ------------  ----------  -----------
Revenue from external customers     $   1,090,543  $    324,326   $  225,388  $   207,302   $  179,079  $ 2,026,638
Earnings before interest expense,
  investment income, unusual
  items and income taxes                  159,107        17,495       16,494      (33,785)       1,375      160,686
Total assets                            1,159,288       344,771      182,236      220,371      190,367    2,097,033
Amortization of capital assets and
  assets under capital leases             100,537        21,715        8,433       15,372          640      146,697
Amortization of intangible assets          57,438           669        8,800            -            -       66,907
Capital expenditures                      101,433         9,652        2,911       24,655        7,053      145,704

                                      Home Video    Audio/ROM
                                     replication/  replication/
              2003                   duplication   duplication   Printing  Distribution     Other       Total
----------------------------------  -------------  ------------  --------  ------------  ----------  -----------
Revenue from external customers       $ 495,302      $ 172,581   $ 46,626  $    71,302   $  41,082   $   826,893
Earnings before interest expense,
  investment income, unusual
  items and income taxes                 74,115          8,734      5,520       (8,270)     11,088        91,187
Total assets                          1,263,882        460,937    221,143       71,853      41,399     2,059,214
Amortization of capital assets and
  assets under capital leases            43,674         13,768      1,197        4,638         430        63,707
Amortization of intangible assets         9,164            107      1,404            -           -        10,675
Capital expenditures                     70,010          1,938      1,390        3,884       3,004        80,226
Additions to goodwill
  and intangible assets                 629,490          6,578     69,730        2,453           -       708,251

                                                    CINRAM ANNUAL REPORT 2004 53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      (b)   REVENUE FROM EXTERNAL CUSTOMERS IS COMPRISED OF THE FOLLOWING:

                        2004            2003
                   --------------    ---------
DVD                $    1,025,389    $ 386,413
VHS                        65,154      108,889
Audio CD/CD-ROM           313,420      162,362
Audio cassette             10,906       10,219
Printing                  225,388       46,626
Distribution              207,302       71,302
Merchandising             143,368       20,320
Other                      35,711       20,762
                   --------------    ---------
                   $    2,026,638    $ 826,893
                   --------------    ---------

      (c)   GEOGRAPHIC SEGMENTS

                                    UNITED
          2004                      STATES       CANADA       FRANCE       GERMANY       OTHER        TOTAL
-------------------------------  ------------  -----------  -----------  -----------  ------------  -----------
Revenue from external customers  $  1,386,265  $   133,363  $   107,805  $   337,607  $     61,598  $ 2,026,638
Capital assets, goodwill and
  intangible assets                 1,020,121       69,305       40,175      182,953        37,446    1,350,000

                                    United
          2003                      States       Canada       France      Germany        Other        Total
-------------------------------  ------------  -----------  -----------  -----------  ------------  -----------
Revenue from external customers  $    497,658  $   130,263  $    83,724  $    72,183  $     43,065  $  826,893
Capital assets, goodwill and
  intangible assets                 1,045,692       74,178       29,793      143,659         9,060   1,302,382

18.   FINANCIAL INSTRUMENTS

      The Company has determined the fair values of its financial instruments as follows:

      (a)   FAIR VALUES

            The carrying amounts in the consolidated balance sheets of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate fair values because of the short-term nature of these instruments.

      (b)   LONG-TERM DEBT

            The carrying values of long-term debt and obligations under capital leases which have variable interest rates based on market rates approximate the fair values of those financial instruments. The fair values of the Company's long-term debt and obligations under capital leases were based on the amount of future cash flows associated with each instrument discounted using borrowing rates currently available for similar debt instruments with similar maturity.

            The aggregate carrying value and fair value of the Company's long-term debt and obligations under capital leases at December 31 were:

          Carrying value      Fair value
          --------------      ----------
2004          863,796           864,256
2003        1,056,842         1,059,519

 54 CINRAM ANNUAL REPORT 2004

      (c)   DERIVATIVE INSTRUMENTS

            The fair values of the Company's interest rate exchange agreements and interest rate cap agreements are based on values quoted by the counterparties to the agreements. At December 31, 2004, the fair value of these agreements represents a liability of $514.

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

19. RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. These principles conform in all material respects to those in the United States, except for the following:

      Consolidated statements of earnings according to U.S. GAAP:

                              Asset category                                   2004          2003
-------------------------------------------------------------------------   ----------    ----------
Net earnings in accordance with Canadian GAAP                               $   75,824    $   53,020
Description of items having the effect of
  increasing (decreasing) reported earnings:
     Customer payments (a)                                                       1,414         1,377
     Amortization of capitalized interest on construction in progress (b)         (400)         (312)
     Stock-based compensation (c)                                                1,269             -
     Income tax effect of above adjustments                                        160           125
                                                                            ----------    ----------
Net earnings according to U.S. GAAP                                             78,267        54,210
Other comprehensive income:
     Net loss on derivatives designated as hedges, net of tax (d)                 (314)            -
     Foreign currency translation                                               22,106        38,687

                                                                            ----------    ----------
                                                                                21,792        38,687
                                                                            ----------    ----------
Comprehensive earnings according to U.S. GAAP                               $  100,059    $   92,897
                                                                            ==========    ==========

                                                                               2004          2003
                                                                            ----------    ----------
Earnings per share under U.S. GAAP:
     Basic                                                                  $     1.38    $     0.97
     Diluted                                                                      1.36          0.96
                                                                            ==========    ==========

Weighted average shares outstanding (in thousands):
     Basic                                                                      56,589        55,628
     Diluted                                                                    57,514        56,612
                                                                            ==========    ==========

                                                    CINRAM ANNUAL REPORT 2004 55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      Consolidated shareholders' equity according to U.S. GAAP:

                                                                                       2004          2003
                                                                                    ----------    ----------
Shareholders' equity in accordance with Canadian GAAP                               $  486,191    $  385,283
Description of items having the effect of increasing (decreasing) reported shareholders' equity:
     Customer payments (a)                                                                   -        (1,414)
     Capitalized interest on construction in progress (b)                                3,536         3,536
     Accumulated amortization of capitalized interest on construction in
      progress (b)                                                                      (1,244)         (844)
     Loss on derivatives designated as hedges, net of tax (d)                             (314)            -
     Goodwill amortization (e)                                                          (3,325)       (3,325)
     Income tax effect of above adjustments                                               (921)       (1,081)
                                                                                    ----------    ----------
Shareholders' equity according to U.S. GAAP                                         $  483,923    $  382,155
                                                                                    ----------    ----------

(a) Under Canadian GAAP, contractual payments to acquire sales contracts are amortized against revenue over the term of the contracts. As of December 31, 2004, $823 (2003 - $9,459) remained on the consolidated balance sheet as deferred charges, included in other assets. The amount relates to contractual payments made in the current and prior periods. Under U.S. GAAP, certain of the amounts incurred in prior periods would have been expensed as incurred. As a result, under U.S. GAAP, revenue would have increased by $1,414 for the year ended December 31, 2004 (2003 - $1,377) to reverse the impact of amortization recorded under Canadian GAAP.

(b) Under U.S. GAAP, interest must be capitalized on construction in progress, whereas under Canadian GAAP, such capitalization is not mandatory. During a significant facility expansion which occurred in fiscal 2000 and 2001, the Company did not capitalize any interest under Canadian GAAP. Under U.S. GAAP, in 2004, net capital assets would have increased by $2,292 (2003 - $2,692), amortization expense would have increased by $400 (2003 - $312), and income tax expense would have decreased by $160 (2003 - $125).

(c) Under U.S. GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. Therefore, the stock-based compensation expense of $1,269 recorded under Canadian GAAP has been excluded from the consolidated statement of earnings under U.S. GAAP.

(d) The Financial Accounting Standards Board (FASB) has issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS 138, which amends SFAS 133. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The standard requires that all derivatives be recorded on the balance sheet at fair value. The Company has implemented SFAS 133 effective for 2004 for the purposes of the U.S. GAAP reconciliation, as prior to 2004, the Company had not entered into any derivative financial instrument arrangements.

(e) This difference relates to higher goodwill amortization prior to January 1, 2002, when goodwill ceased being amortized, under Canadian GAAP arising from prior acquisitions.

(f)   RECENT UNITED STATES ACCOUNTING PRONOUNCEMENTS

      In December 2004, FASB issued SFAS 153, "Exchanges of Non-monetary Assets
      - an Amendment of APB Opinion 29." APB Opinion 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. SFAS 153 amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The standard is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and will be applied prospectively. The Company is currently evaluating the impact of this revised standard.

56 CINRAM ANNUAL REPORT 2004

In December 2004, FASB issued SFAS 151, "Inventory Costs," which clarifies the accounting for abnormal amounts and the allocation of fixed production costs. The standard is effective for 2006. The Company is currently evaluating the impact of this standard.

In December 2004, FASB issued SFAS 123 (revised 2004), "Share-based Payments," which requires companies to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the statement of earnings. The standard is effective as of the beginning of the Company's third quarter of 2005 and applies to all unvested employee awards at the date of adoption. The Company is currently evaluating the impact of this revised standard.

In January 2003, FASB issued Interpretation No. 46,"Consolidation of Variable Interest Entities" (VIEs) (FIN 46). In December 2003, FASB issued FIN 46R, which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003, and, otherwise, to interests in VIEs for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The adoption of this standard did not have an impact on the consolidated financial statements as the Company did not have any VIEs in existence on the date of adoption.

                                                    CINRAM ANNUAL REPORT 2004 57